Exhibit 24.1




                          Independent Auditors' Consent



         The Board of Directors
         United Postal Bancorp, Inc.:


         We consent to incorporation by reference in Form 8-K of Mercantile Bancorporation Inc. of our report dated January 25, 1993, relating to the consolidated balance sheets of United Postal Bancorp, Inc. and subsidiary as of December 31, 1991 and 1992, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1992.




                                  KPMG Peat Marwick


         St. Louis, Missouri
         February 14, 1994